Exhibit 10.8

SOUTHCROSS ENERGY LLC
SEVERANCE AGREEMENT

August 6, 2009

Ronald J. Barcroft
1700 Pacific Ave., Suite 2900
Dallas, Texas 75201

Dear Mr. Barcroft:

On behalf of Southcross Energy LLC and its wholly owned subsidiary Southcross Energy GP LLC (the “Company”), we are pleased to offer you the following terms in connection with your employment or service relationship with the Company or any of its direct or indirect subsidiaries.  Your employment or service relationship with the Company or any of its direct or indirect subsidiaries is on an at-will basis and will continue on an at-will basis following the execution of this Severance Agreement.  Thus, you or the Company or any of its direct or indirect subsidiaries may terminate your employment or service relationship for any reason and at any time, with or without notice.  The Termination Benefits (as defined below) as outlined in this letter do not, in any way, amend the terms of your employment or service relationship.

In the event your employment or service relationship with the Company or any of its direct or indirect subsidiaries is terminated by the Company without Cause or if you terminate your employment or service relationship with the Company or any of its direct or indirect subsidiaries for Good Reason (provided such termination for Good Reason occurs no more than 45 days after the last event constituting Good Reason), the Company shall provide the Termination Benefits to you for a period of 12 months from the date of such termination (the “Termination Date”).

For purposes of this Severance Agreement, the following capitalized terms shall have the meanings set forth below:

“Cause” shall mean (i) your indictment for, conviction of, or entering into a plea of nolo contendere to, any crime (whether or not a felony) involving dishonesty, fraud, embezzlement, breach of trust or other crime of moral turpitude; (ii) your conviction of, or entering a plea of nolo contendere to, a felony (other than a traffic violation); (iii) acts by you constituting fraud or willful misconduct in connection with your employment or service relationship by the Company or any of its direct or indirect subsidiaries, including but not limited to misappropriation or embezzlement in the performance of your to duties the Company or any of its direct or indirect subsidiaries; (iv) your failure or willful refusal to perform any of your duties to the Company or any of its direct or indirect subsidiaries (other than any such failure resulting from your incapacity due to physical or mental illness) which is reasonably likely to result in material harm to the Company or any of its direct or indirect subsidiaries; provided, however, that if such failure or refusal to perform your duties is of such a nature that may be cured, you shall have 30 days after receipt of written notice from the Company to cure such failure or refusal to perform your duties; provided, however, that you shall only be entitled to notice and opportunity to cure a failure or refusal to perform one (1) time; (v) your violation or breach of the ethics provisions of the employee handbook applicable to all employees of the Company or any of its direct or indirect subsidiaries or your fiduciary duty of loyalty to the Company or any of its affiliates; (vi) your willfully or grossly negligently engaging in conduct materially injurious to the Company or any of its direct or indirect subsidiaries; or (vii) your failure or refusal to devote all of your Business Time (as hereinafter defined) to the business and affairs of the Company and its direct or indirect subsidiaries; except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability; provided, however, that if such failure or refusal to devote such amount of your business time is of such a nature that may be cured, you shall have 30 days after receipt of written notice from the Company to cure such failure or refusal.  As used herein, “Business Time” means all your business time but excludes time that you may spend in respect of (A) serving on charitable or civic boards or committees, (B) serving on corporate boards on which you serve on the date hereof and have disclosed to the Company and committees of such boards, (C) with the approval of the Board of Managers of the Company, serving on other corporate boards or committees, (D) delivering lectures, fulfilling speaking engagements now or hereafter made, or teaching at educational institutions, and (E) managing your personal and family investments, including family trusts, entities and fiduciary positions, so long as such activities do not significantly interfere with the performance and fulfillment of your duties and responsibilities to the Company or any of its direct or indirect subsidiaries and, in the case of the activities described in clauses (C) and (E) of this proviso, will not, in the good faith judgment of the Board of Managers of the Company, constitute an actual or potential conflict of interest with the business of the Company or any of its direct or indirect subsidiaries.

“Good Reason” shall mean (i) an involuntary reduction in your annual base salary except (A) for across-the-board salary reductions similarly affecting all or substantially all management employees or (B) if consented to by you, (ii) a relocation, without your prior written consent, of the Company’s or any of its direct or indirect subsidiaries’ offices where you are principally employed to a location that is 25 miles or more from where those offices are currently located, or (iii) the failure of the Company or any of its direct or indirect subsidiaries to pay any cash compensation (i.e., base salary or bonus) to you when due under the terms of your employment agreement, if any, or under the terms of any employee bonus plan established by the Company or any of its direct or indirect subsidiaries in which you are entitled to participate; provided, however, that the Company shall have 30 days after receipt of written notice from you to cure or cause any of its direct or indirect subsidiaries to cure such failure to pay.

“Termination Benefits” shall mean the continuation of (i) your base compensation at the rate then in effect, payable in accordance with the Company’s or any of its direct or indirect subsidiaries’ normal payroll practice; and (ii) group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company or any of its direct or indirect subsidiaries and you as in effect on Termination Date; provided, however, that the Company may reduce the amounts payable to you under clause (i) above by offsetting and/or cancelling dollar-for-dollar any amounts then owed by you to the Company or any of its direct or indirect subsidiaries.

Notwithstanding anything to the contrary in this Severance Agreement, you shall not be entitled to any Termination Benefits under the terms of this Severance Agreement unless you first (i) enter into a valid and irrevocable release of all claims against the Company and its direct or indirect subsidiaries and (ii) resign from any and all positions, including, without limitation, as a manager, trustee, and officer, that you then hold with the Company and any of its direct or indirect subsidiaries.  All compensation and benefits payable to you, other than the Termination Benefits, shall terminate on the Termination Date.

If you breach your obligations under the Confidentiality Agreement and Covenant Not to Compete or Solicit executed between you and the Company, the Company may immediately cease payment of all Termination Benefits set forth in this Severance Agreement.  The cessation of any Termination Benefits shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company and its affiliates, including the right to seek specific performance or an injunction.

[Signature page follows]

Please sign below to acknowledge your acceptance of the terms of this Severance Agreement.

Sincerely yours,

SOUTHCROSS ENERGY LLC

	By:	/s/ David W. Biegler
David W. Biegler, Chairman and
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Ronald J. Barcroft
Ronald J. Barcroft

Date: August 6, 2009